SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
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   [ ]   Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        PROVIDENCE ENERGY CORPORATION
-----------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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previously.  Identify the previous filing by registration statement number, or
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                        PROVIDENCE ENERGY CORPORATION

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              JANUARY 20, 2000

      The annual meeting of the shareholders of Providence Energy
Corporation will be held at the Providence Biltmore Grand Heritage Hotel, 17th Floor Ballroom, Providence, Rhode Island, on Thursday, January 20, 2000 at 10 o'clock a.m., for the following purposes:

      (1) To elect two directors for terms expiring at the time of the 2003 annual meeting.

      (2) To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on November 30, 1999 will be entitled to notice of and to vote at the annual meeting.




                                       /s/ Susann G. Mark
                                       Susann G. Mark, Secretary


Providence, Rhode Island
December 21, 1999


      IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.


                        PROVIDENCE ENERGY CORPORATION

             PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                              JANUARY 20, 2000

      This proxy statement has been prepared in connection with the solicitation on behalf of the Board of Directors of Providence Energy Corporation (the "Corporation") of proxies in the accompanying form to be used at the annual meeting of the shareholders of the Corporation to be held January 20, 2000. The cost of such solicitation will be borne by the Corporation. Solicitation of proxies will be by mail, except for some personal solicitations which may be made by regular officers and employees of the Corporation, without special compensation. Any shareholder giving a proxy will have the right to revoke it at any time prior to the voting thereof, by giving the Secretary notice in writing of such revocation. Any shareholder may also revoke his or her proxy in person by so notifying the Secretary at the annual meeting. Unless a proxy received by the Board of Directors is so revoked, the shares represented by such proxy will be voted at the annual meeting in accordance with the specifications made thereon.

      The address of the principal offices of the Corporation is 100 Weybosset Street, Providence, Rhode Island 02903. The approximate date upon which this proxy statement and related proxies are first to be sent to shareholders is December 21, 1999.

                              VOTING AT MEETING

      Only shareholders of record at the close of business on November 30, 1999 will be entitled to notice of and to vote at the annual meeting, and each such shareholder will be entitled to one vote for each share registered in such shareholder's name. On November 30, 1999, there were 6,140,771 shares of the common stock of the Corporation outstanding and entitled to be voted at the annual meeting.

                            ELECTION OF DIRECTORS

      The Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of office of Messrs. James H. Dodge and Kenneth W. Washburn will expire at the time of the 2000 annual meeting. The Executive Committee of the Board of Directors has nominated Messrs. James H. Dodge and Kenneth W. Washburn for reelection at the annual meeting, to serve for terms expiring at the 2003 annual meeting.

      It is intended that stock in respect of which proxies are given pursuant to this solicitation will be voted for the election of Messrs. James H. Dodge and Kenneth W. Washburn as members of the Board of Directors for terms expiring at the time of the 2003 annual meeting. In the event that any of such nominees should become unavailable for election, which is not now expected, a substitute nominee or nominees may be designated by the Board of Directors. Cumulative voting is not permitted in the election of directors.

      Certain information with respect to the nominees to be presented at the annual meeting and the directors whose terms of office will continue after the annual meeting is as follows:


                                                                      Director    Expiration
         Name             Age        Principal Occupation             Since(1)      of Term
         ----             ---        --------------------             --------    ----------

Gilbert R. Bodell, Jr.    69    Chairman and former President,          1980         2001
[picture of Mr. Bodell]         Frontier Manufacturing
                                Company (textiles)

James H. Dodge            59    Chairman since January 1992 and         1991         2000
[picture of Mr. Dodge]          President and Chief Executive
                                Officer of the Corporation
                                since August 1990; director
                                of Capital Properties, Inc.
                                (Real estate leasing)

John H. Howland           53    President and Chief Executive           1993         2002
[picture of Mr. Howland]        Officer, Bradford Soap
                                International, Inc.

Douglas H. Johnson        56    President and Managing Partner,         1993         2002
[picture of Mr. Johnson]        Heritage Consulting Group, Inc.
                                (business and urban planning
                                consultants)

William Kreykes           61    From December 1994 to                   1996         2002
[picture of Mr. Kreykes         September 1998: President and
                                Chief Executive Officer,
                                Lifespan Corporation (health
                                care system); from 1990 to
                                1994: President and Chief
                                Executive Officer, Rhode
                                Island Hospital

Paul F. Levy              49    Since October 1998: Executive           1995         2001
[picture of Mr. Levy]           Dean for Administration,
                                Harvard Medical School; from 1992
                                to 1995, Visiting Lecturer, and
                                from September 1995 to
                                December 1998, Adjunct
                                Professor, Massachusetts
                                Institute of Technology

Romolo A. Marsella        58    President, Marsella Development         1993         2002
[picture of Mr. Marsella]       Corporation (real estate
                                development)

M. Anne Szostak           49    Since October 1999: Executive           1995         2001
[picture of Mrs. Szostak]       Vice President, FleetBoston
                                Financial Corporation; from
                                February 1998 to October 1999:
                                Executive Vice President and
                                from May 1994 to 1998: Senior
                                Vice President, Fleet Financial
                                Group, Inc.; from 1991 to 1994:
                                Chairman, Fleet Bank of Maine;
                                director of New England Business
                                Systems, Inc.

Kenneth W. Washburn       62    Chairman and President,                 1975         2000
[picture of Mr. Washburn]       Union Wadding Company
                                (manufacturer of non-woven
                                textiles)

W. Edward Wood            58    From January 1998 to September          1995         2001
[picture of Mr. Wood]           1999: President and Chief
                                Executive Officer of Coaxial
                                Communications of Central
                                Ohio and Coaxial Communications
                                of Southern Ohio (cable television);
                                from 1991 to 1997: President, BDS
                                Management Group (management
                                and consulting services to a
                                variety of private businesses)

--------------------
<F1>  The dates before 1981 set forth in this table reflect the years in which certain of the directors were elected directors of The Providence Gas Company ("Providence Gas"), which became a wholly-owned subsidiary of the Corporation on February 1, 1981.

      None of the directors' employers (other than Providence Gas) is an affiliate of the Corporation.

      Except as noted in the foregoing table, all of the directors have been engaged in their present principal occupations in the same or similar capacities during the past five years.

      The Board of Directors held a total of eight meetings during the fiscal year ended September 30, 1999.

      The Board has a Finance and Audit Committee, consisting of Messrs. Bodell (Chairman), Levy, Marsella and Wood. The Finance and Audit Committee has responsibility for overseeing the establishment and maintenance of effective internal financial and audit controls; for recommending to the Board the engagement of, and thereafter evaluating the performance and the independence of, the Corporation's independent auditors; for making recommendations to the Board with respect to declarations of quarterly dividends; for reviewing results of internal audits with the director of internal audit; for monitoring compliance by officers and employees with the Corporation's code of ethics; and for reporting activities and findings of the Committee to the Board on a quarterly basis.

      The Board has an Executive Committee, consisting of Messrs. Washburn (Chairman), Bodell, Dodge, Howland and Levy. The Executive Committee is generally authorized to exercise all of the powers of the Board between meetings of the Board, with certain exceptions. The Executive Committee also makes recommendations to the Board with respect to the nomination of new directors.

      The Board also has a Human Resources and Planning Committee, consisting of Mrs. Szostak and Messrs. Howland (Chairman), Johnson, Kreykes and Washburn. The Human Resources and Planning Committee is responsible for ensuring the maintenance by the Corporation of a human resources system which will attract and retain high quality and experienced management; for monitoring compliance by the Corporation's officers and employees with the highest standards of fairness, honesty and integrity; for approving salary increases for executive officers; for overseeing arrangements for and making recommendations to the Board with respect to management advancement and succession; and for making recommendations to the Board with respect to the adoption of, and to monitor the execution of, a strategic plan for the Corporation.

      Lastly, the Board has a Public Policy Committee, consisting of Messrs. Levy (Chairman), Johnson, Kreykes, Marsella and Wood, which is responsible for reviewing and overseeing the implementation of the Corporation's public policies, regulatory strategy and legislative initiatives.

      During the fiscal year ended September 30, 1999, the Finance and Audit Committee held five meetings; the Executive Committee held four meetings; the Human Resources and Planning Committee held four meetings and the Public Policy Committee held three meetings. Each director, with the exception of Mr. Wood, who was precluded from attending certain meetings due to scheduling conflicts, attended at least 75 percent of the meetings of the Board of Directors and of the committees upon which he or she served.

      The members of the Board of Directors of the Corporation and of the Executive, Finance and Audit and Human Resources and Planning Committees of the Board also constitute the Board of Directors of Providence Gas and the corresponding committees of that board. The directors of the Corporation are also directors of Newport America Corporation, another wholly-owned subsidiary of the Corporation. The directors of the Corporation, other than Mr. Dodge, receive annual retainers of $7,000 plus $600 for attendance at each meeting or committee meeting of the boards of directors of the three corporations. The chairs of the various committees receive an additional $1,000 annually for serving in such capacity.

      Commencing October 1, 1997, pursuant to the 1997 Non-Employee Director Stock Plan, directors who are not full-time employees of the Corporation are awarded restricted stock on the first day of the Corporation's fiscal year. A director shall be awarded that number of shares with a Market Value, at the average of the closing prices for such shares on the New York Stock Exchange on the last five trading days immediately preceding October 1, equal to 25 percent of such director's aggregate annual retainer, meeting fees and chair fees for the prior fiscal year.

      Prior to October 1, 1997, pursuant to the 1989 Non-Employee Director Stock Option Plan, non-employee directors received annual stock options granted on the first business day of each calendar year based upon the director's compensation for services during the prior fiscal year. The option exercise price was $17.00 per share. No options were granted during fiscal years 1999, 1998 and 1997, respectively. The plan expired by its terms on November 3, 1998.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Corporation and Providence Gas have established lines of credit with four banks including Fleet National Bank and BankBoston, N.A. M. Anne Szostak, a director, is an officer of FleetBoston Financial Corporation, the parent of Fleet National Bank and BankBoston, N.A. The highest outstanding borrowings during the year ended September 30, 1999 from Fleet National Bank and BankBoston, N.A. under the lines of credit and other credit facilities were $10.3 and $13.6 million, respectively. The terms of such lines of credit and other credit facilities provided by Fleet National Bank and BankBoston, N.A. were obtained in arm's length transactions.

                           EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid by the Corporation to the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation for services rendered during the last three fiscal years.

Summary Compensation Table


                                                                  Long Term
                                                                  Compensation
                                        Annual Compensation(1)      Award(s)
            (a)                         ----------------------    ------------
           Name                 (b)      (c)            (d)           (e)               (f)
            and                                                    Restricted
         Principal                                                    Stock          All Other
         Position              Year     Salary        Bonus(2)     Award(s)(2)    Compensation(3)
         ---------             ----     ------        --------     -----------    ---------------

James H. Dodge                 1999    $310,423        $106,579      $71,053        $11,612
 Chairman, President and       1998     287,192          66,022       44,014         12,201
 Chief Executive Officer       1997     269,788          62,600       41,700         13,300

James DeMetro                  1999     182,481          65,540       28,089          6,412
 Executive Vice President      1998     165,981          40,973       17,560          6,480
                               1997     154,849          38,941       16,689          6,062

Robert W. Owens                1999     164,961          39,169       16,786          6,852
 Senior Vice President,        1998     160,938          39,716       17,021          7,144
 Providence Gas                1997     152,700          33,714       14,449          6,624

Gerald A. Yurkevicz            1999     145,942          40,688       17,437          5,401
 Vice President,               1998     129,808          26,299       11,271          3,021
 Business Development          1997     120,000          23,722       10,166          3,175

James A. Grasso                1999     139,000          37,421       16,038          6,634
 Vice President, Public and    1998     136,577          30,626       13,125         14,270(4)
 Government Affairs            1997      30,308               0            0              0

--------------------
<F1>  Any perquisites or other personal benefits received from the
      Corporation by any of the named executives were less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10 percent of the individual's annual salary and bonus).

<F2>  Represents the value of cash awards (column (d)) and restricted stock awards (column (e)) made under the Corporation's 1992 Performance and Equity Incentive Plan (the "Plan"). The cash awards were paid in December 1997 and 1998 and in November 1999. The restricted stock awards for 1997 were paid on December 2, 1997; the awards for 1998 were paid on December 8, 1998; and the awards for 1999 were paid on November 30, 1999 in the form of shares of common stock of the Corporation valued at the average of the closing prices for such shares on the New York Stock Exchange on the first five trading days of October. The stock portions of the awards will not vest until the expiration of five years from the date of grant, and each grant is subject to forfeiture in the event that the recipient is not employed by the Corporation or a subsidiary throughout the five-year period, provided that earlier vesting may occur at the discretion of the Board of Directors and will occur upon the happening of certain events, including the termination of the recipient's employment by reason of his death or disability, or a "Change in Control" of the Corporation, as defined in the Plan. The number and value of restricted stock holdings on September 30, 1999 was: Mr. Dodge, 9,608 shares ($264,220); Mr. DeMetro, 3,858 shares ($106,095); Mr. Owens,
      3,680 shares ($101,200); Mr. Grasso, 668 shares ($18,370); Mr.
      Yurkevicz, 1,091 shares ($30,003).

<F3>  Consists of (i) premiums under a group life insurance plan for insurance on officers' lives and attributable to term life insurance coverage, and (ii) contributions to the Corporation's Voluntary Investment Plan. Such premiums and contributions for fiscal year 1999 were as follows:

                         Life       Voluntary
                       Insurance    Investment
                       Premiums        Plan
                       ---------    ----------

      Mr. Dodge         $6,466        $5,146
      Mr. DeMetro        1,738         4,674
      Mr. Owens          1,967         4,485
      Mr. Yurkevicz        553         4,848
      Mr. Grasso         1,606         5,028

<F4>  Includes incentive payments in the amount of $12,568 made in connection with Mr. Grasso's joining the Corporation.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

      During the last fiscal year, no options were granted pursuant to the 1989 Stock Option Plan, nor were any outstanding options exercised by any of the executive officers named in the Summary Compensation Table. No stock appreciation rights under the Plan have been issued by the Corporation. The Plan expired by its terms on November 3, 1998. The following table reflects the value of unexercised options held by the named executive officers at fiscal year end:


     (a)               (b)               (c)                (d)                 (e)
                                                                             Value of
                                                         Number of          Unexercised
                                                        Unexercised         In-the-Money
                                                          Options/            Options/
                                                          SARs at             SARs at
                                                           FY-End              FY-End
                                                      ----------------    ----------------
                 Shares Acquired                        Exercisable/      Exercisable/
                   on Exercise      Value Realized    Unexercisable(1)    Unexercisable(1)
    Name               (#)                ($)               (#)                 ($)
    ----         ---------------    --------------    ----------------    ----------------

Mr. Dodge             None                N/A             15,000/0            170,625/0
Mr. DeMetro           None                N/A              3,000/0             41,625/0
Mr. Owens             None                N/A              5,000/0             56,125/0
Mr. Yurkevicz         None                N/A                 None                  N/A
Mr. Grasso            None                N/A                 None                  N/A

-------------------
<F1>  All options are exercisable. Value is based upon the closing price of
      $27.75 reported on the New York Stock Exchange on September 30, 1999, less the exercise price. The 1989 Stock Option Plan expired by its terms on November 3, 1998.

      Long-Term Performance Incentive. In October 1998, the Company established the Providence Energy Corporation Performance Share Plan, which links annual awards to executive officers of Performance Shares to three-year performance of the Company. Each Performance Share has a value equal to the average closing sale price of the Company's common stock for the five days prior to the conclusion of the established three-year performance period. Two alternative performance measures are used to determine the percentage of the Performance Shares earned by the holder at the end of the relevant performance period. The first performance measure is based on total shareholder return on the Company's common stock (based on share price and dividends paid) relative to the average total shareholder return for the Edward Jones Natural Gas Distribution Index. The percentage of Performance Shares earned at the end of the performance period based on this performance measure will be as follows:


          Relative             Percent of
         Performance       Performance Shares
      Within Peer Group          Earned
      -----------------    ------------------

      Top Quintile                150%
      2nd Quintile                125%
      3rd Quintile                100%
      4th Quintile                 50%
      Bottom Quintile               0%


      The second performance measure is based on the average closing sale price of the Company's common stock for the five days prior to the end of the performance period. The percentage of Performance Shares earned at the end of the performance period based on this performance measure will be as follows:


                          Percent of
      Common Stock    Performance Shares
       Share Price          Earned
      ------------    ------------------

          $28                100%
          $26                 50%


      The percentage of the shares earned is based on the performance goal which produces the greater award. For example, if the share price of the Company's common stock is $26 at the end of the performance period, resulting in 50% of the awarded Performance Shares being earned, and the Company falls within the 2nd quintile of its peer group at the end of the performance period, resulting in 125% of the Performance Shares being earned, the amount payable will be based on 125% of the Performance Shares.

      Payment for the Performance Shares is conditioned upon the Company's achieving a minimum average annual total shareholder return (based on the price of the Company's common stock and dividends paid to shareholders) over the performance period equal to or greater than the total annual return provided on 30-year United States Treasury Notes over the same period. The payments of the value of the earned Performance Shares are made within 90 days of the end of the performance period, 50% in shares of common stock and 50% in cash. Upon the occurrence of a Change in Control (as defined in the Plan), all outstanding awards are deemed fully earned. The following table sets forth information with respect to the Performance Shares awarded to each of the named executive officers for the performance period ending September 30, 2001:

            LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR


                                  Performance
                   Number of        or other          Estimated future payouts under
                 shares, units    period until          non-stock price-based plans
                    or other       maturation     ---------------------------------------
    Name           rights(#)        or payout     Threshold(2)    Target(3)    Maximum(4)
    ----         -------------    ------------    ------------    ---------    ----------

Mr. Dodge           16,000            (1)            8,000         16,000        24,000
Mr. DeMetro          5,500            (1)            2,750          5,500         8,250
Mr. Owens            5,500            (1)            2,750          5,500         8,250
Mr. Yurkevicz            0            (1)              N/A            N/A           N/A
Mr. Grasso               0            (1)              N/A            N/A           N/A

--------------------
<F1>  The performance period commenced on October 1, 1998, and ends on
      September 30, 2001.

<F2>  Refers to the minimum amount payable for a certain level of performance under the Performance Share Plan. If the Company does not achieve this minimum average annual return, the minimum amount payable for the Performance Shares is zero. Assuming achievement of the minimum average annual return, the threshold percentage of 50% of the Performance Shares awarded will be earned if either the share price of the common stock is at least $26 at the end of the performance period or total shareholder return is at least within the 4th quintile relative to the Company's peer group. Because the amount payable for the Performance Shares is equal to the fair market value of the Company's common stock determined at the end of the performance period, the monetary value of the minimum amount payable cannot presently be determined.

<F3>  Refers to achieving either of the two measures which results in a
      100% award, i.e., either the share price of the Company's common stock is at least $28 at the end of the performance period or total shareholder return is at least within the 3rd quintile relative to the Company's peer group. Because the amount payable for the Performance Shares is equal to the fair market value of the Company's common stock determined at the end of the performance period, the monetary value of the amount payable cannot presently be determined.

<F4>  Refers to the maximum payout possible under the Plan. The maximum percentage of 150% of the Performance Shares awarded will be earned only if the Company's total shareholder return is within the 1st quintile relative to the Company's peer group. Because the amount payable for the Performance Shares is equal to the fair market value of the Company's common stock determined at the end of the performance period, the monetary value of the maximum amount payable cannot presently be determined.

                   HUMAN RESOURCES AND PLANNING COMMITTEE
                      REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

      The Human Resources and Planning Committee (the "Committee"), all of whose members are disinterested outside directors, is charged by its charter with assuring that human resources systems support the Corporation's values, attract and contribute to the retention and motivation of high quality and experienced management, provide for the evaluation of management through a formal appraisal process, afford training and development, and provide for key executive succession. The Committee is responsible for assuring that ethics/conflict of interest policies, procedures and systems establish high standards to govern the conduct of employees based on principles of fairness, honesty, and integrity; provide clear guidance for compliance with laws and regulations; afford employees training, interpretive advice and assistance; and establish internal controls to monitor compliance with the policies. The Corporation's affirmative action plan and compliance have been reviewed and will be reviewed annually by the Committee. Annually the Committee reviews and makes recommendations to the Board for the adoption of a strategic plan with a focus on annual performance and establishes specific objectives and sets forth strategies, programs and the resources necessary to accomplish the Corporation's objectives. The Committee monitors strategy execution and performance versus the strategic plan.

Components of Executive Compensation

      The compensation program for executive officers consists of the following components:

      Base Salary: Base salary is established by reference to annual survey results provided by an independent consultant and is keyed to attracting and retaining highly qualified executives.

      Annual Incentive Compensation: incentive awards of cash and restricted stock are earned annually under the 1992 Performance and Equity Incentive Plan. This Plan is designed to recognize and reward success relative to plan objectives and permit participants to acquire shares of the Corporation's common stock, thereby attracting, retaining and motivating employees who have relevant training, experience and ability. Restricted stock awards are designed to provide long-term retention incentives for certain key members of senior management. The restriction period on the stock is five years. These awards are based upon performance measures established annually by the Committee for the CEO and by the CEO for all other executives. The performance measures may be based upon a combination of goals for the individual executive and the Corporation. The annual incentive target opportunity is established for each executive officer based on quantitative and qualitative performance factors. Final incentive amounts for the named executive officers are reported in the Summary Compensation Table.

      Long-Term Incentive Compensation: consists of long-term performance incentives under the 1998 Performance Share Plan. The objective for these awards is to advance the interests of the Corporation by providing long-term financial incentives to selected key employees of the Corporation and its subsidiaries to achieve enhanced shareholder value.

      Awards under the Performance Share Plan enable the Corporation to provide a competitive compensation package to the senior executives of the Corporation, to promote further stock ownership among top management, and to align executives' compensation with the interests of shareholders through a direct link to total shareholder return. The Performance Share Plan provides flexibility to the Corporation in its ability to motivate, attract and retain executives who make significant contributions to and to allow them to share in the Corporation's success. These equity-based awards are highly selective and limited to a small group of executives. The performance period is three years, so awards at the beginning of fiscal 1999 will be earned at the end of fiscal year 2001, based upon achieving goals for total shareholder return and an increased stock price.

Basis for CEO Compensation

      Consistent with its approach to base salary levels for all executive officers, the Committee arrived at the fiscal 1999 salary for Mr. Dodge by reviewing published market compensation survey results provided by an independent compensation consultant, reviewing prior year performance, and considering Mr. Dodge's leadership success in advancing the Corporation's strategic plan.

      In addition to base salary, $177,632 has been or will be paid under the Performance and Equity Incentive Plan (the "Plan") to Mr. Dodge for 1999 fiscal year results, as set forth in the Summary Compensation Table. The Committee arrived at this aggregate award by considering the two performance categories established pursuant to the Plan. With respect to fiscal 1999 results, the Corporation's performance produced the following results:

      (1)  Earnings per share were between threshold and target.

      (2)  Customer satisfaction was between target and maximum.

      The Committee noted that Mr. Dodge had done a commendable job of managing the utility business, restructuring the executive staff and moving the unregulated operations towards profitability.

      The total fiscal 1999 incentive award to Mr. Dodge represents 58 percent of fiscal 1999 salary. Mr. Dodge's target incentive award for fiscal 1999 was 50 percent of fiscal 1999 salary. The Committee determined Mr. Dodge's fiscal 1999 award will be divided 60 percent cash compensation and 40 percent in restricted common stock, which restrictions will lapse in five years.

      The terms of Mr. Dodge's employment agreement are described in the section entitled, "Certain Compensation Arrangements" on page 15.

John H. Howland, Chairman
Douglas H. Johnson
William Kreykes
M. Anne Szostak
Kenneth W. Washburn

      Set forth below is a graph comparing the total returns (assuming reinvestment of all dividends) of investments in the Corporation's common stock, the Standard & Poor's Composite Index of 500 Stocks and Edward Jones Natural Gas Distribution Index ("NGDI"). The graph assumes $100 invested on September 30, 1994 in the common stock and in each of the indices. On December 4, 1996, the Corporation's common stock began trading on the New York Stock Exchange. Prior thereto, the Corporation's common stock was traded on the American Stock Exchange.

               Comparison of Five Year Cumulative Total Return
              Providence Energy Corporation, S&P 500 Index and
                 Edward Jones Natural Gas Distribution Index
                            [GRAPH APPEARS HERE]

                                  1994       1995       1996       1997       1998       1999
                                  ----       ----       ----       ----       ----       ----

Providence Energy Corporation    $100.00    $ 99.30    $115.68    $137.66    $144.27    $215.68
Edward Jones NGDI                $100.00    $113.36    $137.28    $162.12    $182.39    $194.79
S&P 500                          $100.00    $129.71    $156.05    $219.09    $239.03    $305.47

--------------------
<F*>  The universe of companies in the Edward Jones NGDI has changed over the past year due to industry consolidations and now is comprised of the following companies: AGL Resources Inc, Atmos Energy Corp, Berkshire Energy Resources, Cascade Natural Gas Corp., Connecticut Energy Corp., Corning Natural Gas Corp., CTG Resources Inc., Delta Natural Gas Co. Inc., Energy West Inc., EnergyNorth Inc., Energy South, Fall River Gas Co., Indiana Energy Inc., Laclede Gas Co., New Jersey Resources, Northwest Natural Gas Co., NUI Corp., Pennsylvania Enterprises Inc., Peoples Energy Corp., Piedmont Natural Gas Co., Providence Energy Corporation, Public Service Co. of N.C., RGC Resources Inc., South Jersey Industries, Southern Union Co., Washington Gas Light Co., Yankee Energy Systems Inc.

Certain Compensation Arrangements

      As of September 30, 1999, the Corporation had in effect employment agreements with certain of its executive officers, including Messrs. DeMetro, Dodge, Grasso, Owens and Yurkevicz, which provide that during the term of the agreements, their base salaries will not be reduced and they will remain eligible for participation in the Corporation's executive compensation and benefit programs.

      The agreements have three-year terms which are automatically extended for one year, and then again after each successive year.

      All agreements provide that either party may terminate the agreement at the end of the initial term, or at the end of any successive term, by giving the other party written notice of intent not to renew, delivered at least 90 calendar days prior to the end of such initial or successive term. In the event such notice of intent not to renew is properly delivered by the Corporation, or the Corporation terminates the employment relationship without cause, Mr. Dodge will be entitled to continuance of his base salary and benefits for a period of 24 months, and Messrs. DeMetro, Grasso, Owens and Yurkevicz will be entitled to continuance of their base salaries and benefits for a period of 12 months. All of the agreements provide that any health and welfare benefits are discontinued in the event the executive has available substantially similar benefits from a subsequent employer.

      Additionally, all agreements provide that the executive may terminate the agreement at any time by delivering written notice of termination to the Board at least 30 calendar days prior to the effective date of such termination, in which case the executive will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which the executive has a vested right at that time. Finally, each agreement provides that the executive may terminate the agreement for "Good Reason," which is defined in the agreement, in general, as any substantial change in the nature of his employment by the Corporation without his express written consent, including any substantial change in his position, duties, responsibilities and status with the Corporation (other than changes occasioned by his retirement, permanent disability or death); the requirement that the executive be based at a location at least 50 miles further than from his current residence than is such residence from the Company's current headquarters; any reduction in his base salary; any material reduction in his level of participation in any compensation, benefit or retirement plans (other than an across-the-board reduction applicable to all executives); and any failure by the Corporation to obtain a satisfactory agreement from any successor to assume the terms of the agreement. In the event of termination for Good Reason, absent a Change in Control, Mr. Dodge will be entitled to receive, in a lump sum payment, an amount equal to two times his annual base salary then in effect and continuance of his health and welfare benefits for a period of 24 months and each of Messrs. DeMetro, Grasso, Owens and Yurkevicz will be entitled to receive, in a lump sum payment, an amount equal to his annual base salary then in effect and continuance of his health and welfare benefits for a period of twelve months.

      All the agreements provide that if, within six full calendar months prior to the effective date of a Change in Control, or within 24 months following the effective date of a Change in Control the executive is terminated, he is entitled to certain severance benefits. Mr. Dodge's agreement provides that, in the event of termination of his employment in connection with a Change in Control, he is entitled to a lump sum payment consisting of the following components: (i) an amount equal to three times the highest rate of his annualized base salary in effect at any time up to and including the effective date of termination; (ii) an amount equal to three times his target incentive award established for the fiscal year in which the effective date of termination occurs; (iii) an amount equal to his unpaid base salary and accrued vacation pay through the effective date of termination; (iv) an amount equal to a pro rata share of his targeted annual incentive payment, established for the plan year in which termination occurs; and (v) a lump sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by Mr. Dodge as of the effective date of termination under the terms of the Corporation's Supplemental Retirement Plan. Additionally, Mr. Dodge is entitled to a continuation of health and welfare benefits for a period of three full years after the effective date of termination.

      The agreements of Messrs. DeMetro, Grasso, Owens and Yurkevicz provide that, in the event of termination of employment in connection with a Change in Control, these executives will be entitled to a lump sum payment consisting of the following components: (i) an amount equal to two times the highest rate of the executive's annualized base salary in effect at any time up to and including the effective date of termination; (ii) an amount equal to two times the executive's target incentive award established for the fiscal year in which termination occurs; (iii) an amount equal to the executive's unpaid base salary and accrued vacation pay through the effective date of termination; (iv) an amount equal to a pro rata share of the executive's targeted annual incentive payment, established for the plan year in which termination occurs; and (v) a lump sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by the executive as of the effective date of termination under the terms of the Corporation's Supplemental Retirement Plan. Additionally, the agreements provide for a continuation of health and welfare benefits for a period of two full years after the effective date of termination.

      All of the employment agreements with the named executives provide that the continuation of medical, dental and life insurance shall be discontinued prior to the end of the applicable periods in the event the executive has available substantially similar benefits from a subsequent employer. Additionally, all of the agreements provide for excise tax equalization payments.

      A Change in Control is defined in the agreements as, generally, the occurrence of any one or more of the following conditions: (i) any transfer of all or substantially all of the assets of the Corporation; (ii) a merger or other business combination involving the Corporation which results in holders of the Corporation's common stock having less than 60 percent of the total voting power for the election of directors of the surviving corporation; (iii) the acquisition by any person of the beneficial ownership of 20 percent or more of the voting power for the election of directors of the Corporation; and (iv) a change in a majority of the Corporation's directors over any two-year period, unless the nomination of each new director was approved by a vote of at least two-thirds of the directors in office since the beginning of the two-year period.

Retirement Plan

      The Corporation presently has in effect non-contributory retirement plans for the benefit of its bargaining unit and non-bargaining unit employees, respectively. The retirement plan for the non-bargaining unit employees (the "Plan") provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and covered compensation of each employee. Officers are eligible to participate in the Plan, but directors are not eligible unless they are otherwise full-time employees of the Corporation or its subsidiaries. Covered compensation includes basic compensation and does not include overtime, premium pay or payments made pursuant to an incentive plan. All covered compensation of executive officers for fiscal year 1999 is included in the Summary Compensation Table set forth above. Annual retirement benefits are equal to two percent of the employee's "average pay" (average of the total annual compensation during the 36 consecutive months in which pay was the highest out of the last 120 months with the employer) less one and two-thirds percent of the employee's primary Social Security benefit, multiplied by the employee's years of credited service (not exceeding 30 years), plus one and one-half percent of the employee's average pay times the number of the employee's years of credited service in excess of 30 years.

      Examples of maximum annual full retirement benefits payable under the Plan to employees, including officers, are set forth in the table below, and are based on the assumption that an employee shall have retired at the normal retirement age of 65.


                                      Years of Service
               --------------------------------------------------------------
Average Pay       5         10         15         20         25         30
-----------       -         --         --         --         --         --

 $100,000      $ 8,645    $17,290    $25,935    $34,580    $43,225    $51,870
 $125,000      $11,145    $22,290    $33,435    $44,580    $55,725    $66,870
 $150,000      $13,645    $27,290    $40,935    $54,580    $68,225    $81,870
 $160,000*     $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $175,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $200,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $225,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $250,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $300,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $350,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870
 $400,000      $14,645    $29,290    $43,935    $58,580    $73,225    $87,870

--------------------
<F*>  The maximum permissible compensation which may be taken into consideration in 1999 in establishing retirement benefits under a qualified plan.

      For the fiscal year ended September 30, 1999, the years of service credited for retirement benefits for the individuals named in the Summary Compensation Table are as follows: James DeMetro-six years; James H. Dodge-seven years; James A. Grasso-one year; Robert W. Owens-20 years; and Gerald
A. Yurkevicz-two years.

      In addition to the Plan discussed above, the Corporation maintains a Supplemental Retirement Plan (the "Supplemental Plan") which, on an unfunded basis, provides for additional retirement benefits for all executive officers, including those named in the Summary Compensation Table. In the case of an officer retiring at age 65, the annual benefits under the Supplemental Plan are equal to 65 percent of the officer's Final Average Compensation which is defined as one-third of total compensation received during the highest paid consecutive 36 months during the last 120 months of his or her employment, less (i) the normal retirement benefits payable to the officer under the Plan described above or under any other retirement plan of any third party and (ii) the officer's annual Social Security benefit. A participant who has reached age 60 with at least 10 years of employment by the Corporation is eligible for early retirement, in which case, if the officer's early retirement date falls on or after his or her 62nd birthday and the officer has attained 25 years of credited service, he or she is entitled to receive his or her full unreduced benefit commencing on his or her actual retirement date. If the officer's early retirement date falls prior to his or her 62nd birthday, he or she is entitled to receive a benefit which is the actuarial equivalent of the foregoing benefit, commencing on his or her actual retirement date, plus a temporary annuity, commencing on the later of his or her retirement and his or her 60th birthday and payable until his or her 62nd birthday, of an amount equal to his or her Social Security benefit. If a participant becomes disabled and thereafter receives monthly disability payments under the Corporation's long term disability insurance plan, he or she will receive no retirement benefits until he or she reaches age 65, at which time benefits will commence to be payable in the same amount as if the participant had retired at age 65.

Voluntary Investment Plan

      Effective October 1, 1991, the Corporation adopted a Voluntary Investment Plan (the "VIP Plan") for the non-bargaining unit employees of the Corporation and its subsidiaries. The Plan was extended to certain bargaining-unit employees effective January 1, 1992. Each employee who has attained age 21 and has earned at least 1,000 hours of service during his or her first 12 months of employment, or during any calendar year thereafter, is eligible to participate in the VIP Plan.

      A participating employee may contribute from one percent to 22 percent of his or her compensation to the VIP Plan, up to the $10,000 annual maximum currently permitted by the Internal Revenue Service.

      The Corporation will contribute $.50 for each $1.00 contributed by a participating employee, up to six percent of the employee's compensation. At the option of the employee, the contributions are invested in one or more of a variety of funds, including a fund consisting solely of shares of the Corporation's common stock.

                        SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

      On November 30, 1999, to the best of the Corporation's knowledge, no person (including any "Group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) was the beneficial owner of more than five percent of the Corporation's outstanding common stock, $1 par value (there being no other voting securities of the Corporation outstanding).

      The following table reflects as of November 30, 1999, the beneficial ownership of shares of common stock of the Corporation (ignoring fractional shares) by directors, nominees for director and executive officers of the Corporation (all shares being owned directly, except as otherwise noted):


                                     Shares Beneficially Owned*
                                  -------------------------------
    Name of Individual or                          Shares Subject
   Identification of Group        Issued Shares     To Options**
   -----------------------        -------------    --------------

Gilbert R. Bodell, Jr.               2,626(1)           6,373
James DeMetro                        8,182              3,000
James H. Dodge                      15,339(2)          15,000
James A. Grasso                      3,283               None
John H. Howland                        679              3,327
Douglas H. Johnson                     755              3,651
William Kreykes                        713                915
Paul F. Levy                         1,761(3)            None
Romolo A. Marsella                     722              3,242
Robert W. Owens                      7,213(4)           5,000
M. Anne Szostak                        823              1,650
Kenneth W. Washburn                  1,975              6,116
W. Edward Wood                       1,099              1,580
Gerald A. Yurkevicz                  1,764               None
All Directors, Nominees and
 Executive Officers as a Group      58,115(5)          49,854

--------------------
<F*>  The beneficial ownership of shares of directors and executive officers of the Corporation (including shares subject to options) in no individual case exceeded one percent of the outstanding common stock of the Corporation. Such ownership represented in the aggregate approximately one percent of the outstanding common stock.
<F**> To the extent exercisable within 60 days.
<F1>  Includes 888 shares held by Mr. Bodell's wife.
<F2>  Includes 2,876 shares held by Mr. Dodge's wife.
<F3>  Includes 550 shares held in Trust by Mr. Levy's mother.
<F4>  Includes 659 shares held by Mr. Owens' wife as custodian for their children.
<F5>  Includes 47,105 shares held directly, and 11,010 shares held indirectly.

                            SECTION 16 COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including directors of the Corporation, to file reports with the Securities and Exchange Commission reflecting their transactions in shares of the Corporation's common stock.

      John H. Howland, a director of the Corporation, inadvertently failed to file a timely Form 5 reflecting the award of 203 shares under the Non-Employee Director Restricted Stock Plan. The transaction was subsequently reported in his Form 5 filed on December 10, 1999. James H. Dodge's Form 5, filed with respect to the fiscal year ended September 30, 1999, failed to disclose a gift of 1,676 shares to his wife. An amended Form 5 disclosing the gift was filed on December 10, 1999.

                       INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP acted as independent public accountants to audit the books of the Corporation for the fiscal year ended September 30, 1999. It is expected that a representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and that such representative will be available to respond to appropriate questions. No accountants have yet been selected to audit the books of the Corporation for the fiscal year ending September 30, 2000. The Board of Directors is currently reviewing various alternatives in an effort to secure the highest quality auditing services at the most reasonable costs.

                           ADDITIONAL INFORMATION

      The Corporation will provide without charge to each shareholder entitled to vote at the annual meeting, on the written request of any such shareholder, a copy of the Corporation's annual report to the Securities and Exchange Commission on Form 10-K for the year ended September 30, 1999. Requests for copies of such report should be addressed to the Corporation at 100 Weybosset Street, Providence, Rhode Island 02903, Attention:
Investor Relations.

                      PROPOSALS FOR 2001 ANNUAL MEETING

      If a shareholder intending to present a proposal at the 2001 annual meeting (presently anticipated to be held during the month of January 2001) wishes to have such proposal included in the Corporation's proxy statement and form of proxy relating to the meeting, the shareholder will be required to submit the proposal to the Corporation not later than August 24, 2000.

                                OTHER MATTERS

      No business other than that set forth in the attached notice of meeting is expected to come before the annual meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Corporation. In the event any of the nominees for the office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies will vote for other persons in their place in a manner which they consider serves the best interests of the Corporation.

      You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke your proxy at any time before it is voted.

                                       By Order of the Board of Directors




                                       /s/ Susann G. Mark
                                       Susann G. Mark, Secretary

Dated: December 21, 1999


ProvEnergy              Providence Energy Corporation
                        100 Weybosset Street Providence, Rhode Island 02903


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        PROVIDENCE ENERGY CORPORATION

         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - JANUARY 20, 2000

      The undersigned, revoking all prior proxies, hereby constitutes and appoints Mrs. M. Anne Szostak, and Messrs. Gilbert R. Bodell and John H. Howland, or any one or more of them acting in the absence of the others, with full power of substitution, the true and lawful attorneys and proxies of the undersigned at the annual meeting of the shareholders of Providence Energy Corporation to be held in Providence, Rhode Island on Thursday, January 20, 2000 at 10:00 a.m., to act with all powers of the undersigned with respect to all shares of stock as to which the undersigned is entitled to act at such meeting and at any adjournments thereof, and to vote as follows:

               (Continued, and to be signed, on reverse side.)

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.  Election of Directors:
    [ ] FOR ALL NOMINEES    [ ] WITHHOLD              *EXCEPTIONS
        LISTED BELOW            AUTHORITY to vote
                                for all nominees
                                listed below

James H. Dodge and Kenneth W. Washburn
(Names of each nominee)

(Instructions: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

____________________________________________________________________________
2. In their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for director.

                                       Dated __________________________

                                       ________________________________
                                       Signed

                                       ________________________________
                                       Signed
                                       [Sign exactly as name(s) appears
                                       on left.  When signing as attorney,
                                       executor, administrator, trustee or
                                       guardian, please give full title as
                                       such.  If more than one name is
                                       shown, including the case of joint
                                       tenants, each party should sign.]